Exhibit 99.1

JOINT PRESS RELEASE

Faneuil, Inc.	ALJ Regional Holdings, Inc.
Hampton, VA	New York, NY

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES FANEUIL’S ACQUISITION OF BPO AND CONTACT CENTER OPERATIONS FROM VERTEX BUSINESS SERVICES, LLC

NEW YORK, NY and HAMPTON, VA, May 16, 2017 – Faneuil, Inc. (“Faneuil”), a leading national provider of multichannel customer care and other business processing solutions and a wholly owned subsidiary of ALJ Regional Holdings, Inc. (Nasdaq: ALJJ) (“ALJ”), announced today it has entered into an asset purchase agreement (the “Agreement”) to acquire the BPO and contact center operations of Vertex Business Services LLC (“Vertex”), a direct customer care provider of contact centers and back-office processes, including billing, collections and business analytics, and installing and supporting cloud-based customer care and billing technologies exclusively for the utilities industry.  The aggregate consideration for the acquisition was $13.0 million, comprised of $8.1 million in cash and 1,466,667 shares of ALJ stock, as determined based on a trailing average share price formula contained in the Agreement. Under terms of the Agreement and subject to customary closing conditions, Faneuil will consolidate the BPO and contact center operations of Vertex’s client programs under Faneuil’s corporate umbrella. Faneuil President and Chief Executive Officer Anna Van Buren stated, “Our acquisition of the BPO and contact center operations from Vertex underscores Faneuil’s commitment to expand our presence and build new capabilities in the utilities sector.  The expansion of the utilities sector will continue to be a focus of Faneuil, along with our health, transportation and commercial sectors.”

More than 500 employees who service Vertex’s current client programs and operations in Scottsbluff, NE and Kennesaw, GA will be transitioned to Faneuil employment.  Ms. Van Buren stated, “Companies are really about people – committed, talented, passionate people who want to be challenged and be part of something meaningful and lasting.  We at Faneuil have the highest regard for Vertex and the uncompromising diligence of its employees in caring for and serving its clients’ customers. In many ways, Vertex employees remind us of ourselves in their determination to deliver world class customer service across market segments and industries – a shared commitment characterized by respect, integrity, and a passion for innovation. We welcome the talented Vertex team with open arms. The addition of Vertex’s more than 500 utility services professionals assures clients previously supported by Vertex that the care of their customers remains in familiar, very capable hands.”

“The management and employees of Vertex Business Services admire Faneuil’s success in delivering exemplary customer care operations on behalf of its clients,” said Andrew Jornod, Vertex Business Services CEO.  “We see an exciting future ahead as Vertex focuses and invests exclusively on our software business.  We will work together to ensure a smooth transition of the BPO and contact center operations to Faneuil and we look forward to working with them on future projects. ”

Jess Ravich, Executive Chairman of ALJ, said, "We continue to execute on our strategy of making strategic investments that are accretive to our shareholders and provide long-term growth across the platform. This acquisition is expected to increase Faneuil revenues by approximately $25 million and EBITDA by almost $3 million over the next twelve months and provides further expansion into new markets."

About Faneuil, Inc.

For more than 23 years, Faneuil (www.faneuil.com) has successfully designed, implemented and operated contact centers on behalf of highly regulated government and commercial clients.  Headquartered in Hampton, Virginia, Faneuil provides outsourced customer care and other business processing solutions for an extensive client portfolio nationwide, managing more than 600 million customer interactions each year. Services are provided to customers through multiple channels, including inbound and outbound calling, chat messaging, email, fax, mail correspondence, and face-to-face communications. Utilizing advanced applications and a team of more than 4,500 service professionals, Faneuil delivers broad support to several diverse industries, including utilities, transportation, health and human services, government services and commercial services.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries; Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations; and Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

About Vertex Business Services LLC

Dedicated solely to the utility industry, Vertex Business Services is a recognized leader in customer experience solutions. Vertex serves nearly 10 million customers for more than 30 electric, gas and water clients across North America. Through a wide range of innovative services and solutions — from the VertexOne Cloud CIS platform to consulting and analytics to BPO and customer experience outsourcing — Vertex helps utilities more efficiently deliver a compelling customer experience.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements including the words "will" and "expect" and similar expressions. These statements include, but are not limited to, statements regarding our expectations regarding the completion of the acquisition and the business and operations of Faneuil.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in ALJ's annual report on Form 10-K, quarterly reports on Form 10-Q and its periodic reports filed with the Securities and Exchange Commission and available through EDGAR on the SEC's website at www.sec.gov. All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.

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